Addendum to the Schedule A
to the
Sub-Advisory Agreement
by and between
Exchange Traded Concepts, LLC
and
Penserra Capital Management, LLC

Revised January 24, 2017

Sub-Advisory Fee. Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the average daily net asset of each Fund as follows:

Fund	Rate	Effective Date
EMQQ The Emerging Markets Internet and Ecommerce ETF (EMQQ)	The greater of 5 bps or $25,000 annual minimum	June 12, 2015
The ETF Industry Exposure & Financial Services ETF (TETF)	The greater of 5 bps or $20,000 annual minimum	April 1, 2017
Innovation Shares NextGen Protocol ETF	The greater of: 5 bps on first $500 million 4 bps on next $500 million 3 bps on assets greater than $1 billion OR $20,000 annual minimum	January 24, 2018
Innovation Shares NextGen Vehicles & Technology ETF	The greater of: 5 bps on first $500 million 4 bps on next $500 million 3 bps on assets greater than $1 billion OR $15,000 annual minimum	January 24, 2018

Agreed and accepted:

ADVISER:		SUB-ADVISER:
Exchange Traded Concepts, LLC		Penserra Capital Management, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Dustin Lewellyn
Name:	J. Garrett Stevens	Name:	Dustin Lewellyn
Title:	Chief Executive Officer	Title:	Chief Investment Officer